Exhibit 99.1

BioMarin Pharmaceutical, Inc.
NEWS

CONTACTS:

For BioMarin
Joshua Grass (investors)
(415) 884-6777

Fredda Malkoff (media)
Feinstein Kean Healthcare
(617) 577-8110

For Genzyme
Sally Curley (investors)
(617) 591-7140

Dan Quinn (media)
(617) 591-5849

For Immediate Release

BioMarin, Genzyme Receive FDA Complete Response Letter on Aldurazyme

        FDA States that the Data in the Application Supports the Safety and Effectiveness of Aldurazyme for MPS I

January 29, 2003, Novato, Calif. and Cambridge, Mass.– BioMarin Pharmaceutical Inc. (Nasdaq and Swiss SWX New Market: BMRN) and Genzyme General (Nasdaq: GENZ) announced today that the U.S. Food and Drug Administration (FDA) has issued a complete response letter related to the companies’ marketing application for Aldurazyme® (laronidase), an investigational enzyme replacement therapy for treatment of mucopolysaccharidosis I (MPS I), a rare, progressive and debilitating genetic disorder.

The FDA noted that the data submitted in the application supported the safety and effectiveness of Aldurazyme in patients with MPS I. The FDA has not requested any additional clinical data in order to grant final approval of Aldurazyme. The companies will provide additional information to FDA on three issues outlined in the letter: post-marketing commitments, final product labeling, and completion of the manufacturing inspections process. The companies anticipate that these issues can be finalized in a relatively short period of time. The FDA also noted that they would work with the companies to make this important drug available to patients.

“We will respond rapidly to address the few remaining issues related to our application,” said Fredric Price, Chairman and Chief Executive Officer of BioMarin. “Given the serious, progressive nature of MPS I, we are heartened by the FDA’s rapid review of the application and prompt scheduling of the Advisory Committee meeting. We are committed to working with the FDA and Genzyme to bring Aldurazyme to patients with MPS I as quickly as possible.”

On January 15, 2003 the FDA’s Endocrinologic and Metabolic Drugs Advisory Committee voted unanimously that Aldurazyme had shown efficacy in treating MPS I, without serious safety concerns. The Agency has reviewed the companies’ clinical data for Aldurazyme, which included safety and efficacy data from a Phase 1/2, 10-patient, open-label trial and extension data; from a Phase 3, 45-patient, randomized, double-blind, placebo controlled trial; and from the open-label extension portion of the Phase 3 trial.

Additional Aldurazyme News

BioMarin and Genzyme have made significant progress in recent months in preparing to launch Aldurazyme worldwide. A Marketing Authorization Application (MAA) for Aldurazyme is under review at the European Agency for the Evaluation of Medicinal Products (EMEA); the companies expect a response from the EMEA in the first quarter of 2003. In mid-December, the companies submitted an application for marketing approval of Aldurazyme in Canada and Australia. In Canada, the application was given priority review status under Health Canada’s Therapeutic Products Program. The companies also requested priority review status in Australia, where the Therapeutic Goods Administration has previously given Aldurazyme orphan drug designation.

In December 2002, BioMarin and Genzyme initiated an open-label clinical study in Europe of Aldurazyme in MPS I patients who are five years of age and younger. This study, first announced last year, is intended to gather additional safety and efficacy data in younger MPS I patients who were not part of the Phase 3 study. To date, more than 70 patients have been treated with Aldurazyme as part of the clinical trials, as well as the companies’ Expanded Access Program.

As part of the Biologics License Application (BLA) and Marketing Authorization Application (MAA), the United States and European regulatory authorities have conducted on-site inspections of BioMarin’s manufacturing facilities, where Aldurazyme will be made. Inspectors have also visited Genzyme’s manufacturing facilities, and those of third parties who may also be used in the Aldurazyme manufacturing process.

About MPS I and Aldurazyme

MPS I is a life-threatening genetic disease caused by a deficiency of the enzyme alpha-L-iduronidase. This deficiency leads to the accumulation of complex carbohydrates in the lysosomes of cells, bringing about the progressive dysfunction of cellular, tissue and organ systems. Resulting symptoms can include impaired cardiac and pulmonary function, delayed physical development, skeletal and joint deformities, reduced endurance, and in some cases, delayed mental function. A majority of patients die before adulthood from complications of the disease. More information about MPS I can be found at http://www.MPSIdisease.com.

BioMarin and Genzyme formed a joint venture in 1998 to develop and commercialize Aldurazyme worldwide. Under the terms of the joint venture, when Aldurazyme is approved for commercial sale, BioMarin will manufacture the product and Genzyme will market and commercialize it with patients worldwide. The companies have obtained Orphan Drug designation for Aldurazyme for MPS I from the FDA and orphan medicinal product designation from the EMEA.

Genzyme General develops and markets therapeutic products and diagnostic products and services. Genzyme General has five therapeutic products on the market and a strong pipeline of therapeutic products in development focused on the treatment of genetic diseases and other chronic debilitating disorders with well-defined patient populations. Genzyme General is a division of Genzyme Corp.

BioMarin Pharmaceutical specializes in the development and commercialization of therapeutic enzyme products to treat serious, life-threatening diseases and conditions.

This press release contains forward-looking statements, including without limitation statements about: the timing of a final determination from the FDA regarding the BLA for Aldurazyme; the potential receipt of marketing approval for Aldurazyme; the expected timing of a response from the EMEA regarding the MAA for Aldurazyme; regulatory actions in other countries, including Canada and Australia; and manufacturing and commercialization plans for Aldurazyme.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements.  These risks and uncertainties include, among others: the results and timing of on-going clinical trials; the actual content and timing of decisions made by the FDA, the EMEA and other regulatory agencies regarding Aldurazyme, regulatory processes and manufacturing facilities; the ability to manufacture sufficient quantities of product for development and commercialization activities and to do so in a timely and cost efficient manner; the continued funding and operation of the joint venture between Genzyme and BioMarin; the ability to obtain and maintain arrangements with third-party fill/finish facilities and distributors for Aldurazyme; decisions made by physicians and patients regarding the use of Aldurazyme; our ability to obtain and maintain adequate patent and other proprietary rights protection for Aldurazyme; the scope, validity and enforceability of patents and other proprietary rights held by third parties related to therapies for MPS I and the actual impact of such patents and other rights on our ability to commercialize Aldurazyme; the availability and extent of reimbursement coverage by third party payors for Aldurazyme; and the risks and uncertainties described in reports filed by Genzyme and BioMarin with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the factors contained under the caption “Factors Affecting Future Operating Results” in Exhibit 99.2 to Genzyme Corporation’s 2001 Annual Report on Form 10-K, as amended. Genzyme General Division common stock is a series of common stock of Genzyme Corporation.  Therefore, holders of Genzyme General Division common stock are subject to all of the risks and uncertainties described in Genzyme Corporation reports.  Genyzme and BioMarin caution investors not to place undue reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and Genzyme and BioMarin undertake no obligation to update or revise the statements.

Genzyme® is a registered trademark of Genzyme Corporation. Aldurazyme® is a trademark of BioMarin/Genzyme LLC. All rights reserved.   BioMarin’s press releases and other company information are available online at http://www.biomarinpharm.com. Information on BioMarin’s web site is not incorporated by reference into this press release.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.